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                                                                    Exhibit 10.1
                              EMPLOYMENT AGREEMENT

                  AGREEMENT dated July 30, 2004 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Gary Lewis (the "Employee").

                              W I T N E S S E T H :
                               -------------------

                  WHEREAS, Employer and Employee have entered into a letter agreement dated April 14, 2004 (the "Letter Agreement"), which contemplates that Employer and Employee would enter into this Agreement; and

                  WHEREAS, the Employer desires to employ the Employee as its Global Chief Operating Officer and to be assured of his services as such on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of April 14, 2004 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term"), unless, more than one hundred and eighty days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Company give written notice that employment will not be renewed.

                  2. Employee Duties.

                     (a) During the term of this Agreement, the Employee shall have the duties and responsibilities of Global Chief Operating Officer of the Employer, reporting directly to the Chief Executive Officer. It is understood that such duties and responsibilities shall be consistent with the Employee's position.

                     (b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company

                     (c) The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company and until October 13, 2004, Employee may also perform his duties at the Company's offices in Windsor, England.

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                  3. Compensation.

                     (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $600,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. The Salary shall be subject to annual review by the Board of directors (the "Board") and may be increased (but not decreased) at the discretion of the Board.

                     (b) The Employee shall be entitled to reimbursement of reasonable expenses incurred in connection with relocating to and from New York (not to exceed $50,000 for each move), and the costs associated with hiring a relocation professional, temporary housing and air fare (Business Class) for Employee and his family, which entitlement shall survive the termination of this Agreement solely with respect to Employee's relocation to the United Kingdom. Employer shall also pay Employee's reasonable housing allowance during the Initial Term (not to exceed $12,000 per month).

                     (c) The Employee shall be paid a cash bonus (the "Bonus") equal to $600,000 in respect of each fiscal year, commencing with the year ending October 31, 2004, provided that the Company achieves mutually agreeable reasonable quantitative and qualitative performance targets for each fiscal year (Employee's agreement with respect to such performance targets shall be deemed his agreement as to reasonableness). Of such Bonus, $150,000 shall be payable on November 1, 2004. In addition, the Employee shall be entitled to receive a cash signing bonus of $500,000, of which $250,000 was paid and $250,000 is payable on November 1, 2004. Except as provided above or as may otherwise be agreed between Employer and Employee, the Bonus hereunder shall be payable within sixty (60) days after the end of the applicable fiscal year.

                     (d) The Employee shall receive options to purchase 145,000 shares of Common Stock under the Company's 2002 Stock Option Plan, at an exercise price equal to $31.92 per share (vesting as to 25,000 shares on October 14, 2004; 60,000 shares on April 14, 2005; and 60,000 shares on April 14, 2006).
In addition, Employee shall receive 20,000 shares of restricted stock under Employer's Incentive Stock Plan (with 10,000 shares vesting on April 14, 2005 and 10,000 shares vesting on April 14, 2006).

                     (e) The Employee shall be entitled to receive an automobile allowance of $1,300 per month as well as insurance, maintenance, repair, fuel and other incidental expenses.

                     (f) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may be awarded to him by the Board from time to time during or in respect of his employment hereunder.

                  4. Benefits.

                     (a) During the term of this Agreement, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its senior executives (including health insurance and benefits for him and his family, 401(k) and insurance). Employee shall also be entitled to his United Kingdom pension benefits and shall be eligible to participate in the pension plan provided by Take-Two Interactive Software, Europe, Ltd. ("T2 Europe") by Royal & Sun Alliance and the Company shall contribute 7.5% of Employee's salary (out of Employee's salary) to such pension plan on behalf of Employee. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.


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                     (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, and vacation days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than five weeks per year). Such vacation may be taken in the Employee's discretion at such time or times as are not inconsistent with the reasonable business needs of the Company.

                     (c) The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee's willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Employee is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion.

                     (d) The Company shall, at no cost to Employee, include the Employee during the term of this Agreement and for a period of not less than two
(2) years thereafter, as an insured under the directors and officers liability insurance policy maintained by the Company, unless (despite best efforts of the Company) due to some unforeseeable reason it is not possible for the Employee to be so included, in which event the Company shall immediately notify the Executive.

                  5. Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him for such expenses on presentation of appropriate receipts for any such expenses. In addition, Employee and his family shall be entitled to be reimbursed for travel expenses (Business Class) to and from the United Kingdom three (3) times a year.

                  6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

                     (a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine subject to the cure provisions of Section 6(d). Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary and benefits and expenses accrued under Sections 3(b) and (e), 4 and 5 through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.


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                     (b) In the event of (i) the death of the Employee or (ii)
by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days (during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished). Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except for the payment of Salary, Bonus (on a pro-rated basis) and benefits and expenses accrued under Sections 3, 4 and 5 through the effective date of termination and the provisions of Section 3(b), the cash signing bonus provisions of 3(c), 4(c) and (d) after termination and Employee shall have no further obligations or duties to Employer, except as provided in Section 7.

                     (c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause (as defined below), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described in the following sentence, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall continue to pay to Employee Salary and cash signing bonus pursuant to clause 3(c) and Bonus if earned (provided that such Bonus shall not be less than $400,000 if Employee's employment is terminated during the first Employment Year and shall be no less than the Bonus earned in the previous year if terminated thereafter) and continue to provide the benefits in accordance with Sections 3(b) and (e) and (f) and 4(a), (c) and (d) and section 5 through the termination date and (other than Section 5) for a period of eighteen (18) months from the date of termination and the Employee shall receive his Bonus as if he were employed during such 18 month period within 60 days after the end of the applicable fiscal year and he shall be paid the Bonus after such 18 month period in respect of fiscal years completed prior to the end of such period or a pro rata Bonus in respect of fiscal years partly completed at the end of such period, and all options and shares of restricted stock granted to Employee prior to such date shall vest immediately.

                     (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his material duties under this Agreement (which is not cured pursuant to the provisions of the following sentence), (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or
(iv) gross negligence on the part of the Employee. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clause (i) or (iv) above.

                     (e) In the event that Employee's employment with the Employer is terminated by Employer without cause following a Change in Control (as hereinafter defined), then the Employer shall have no further obligation or duties to Employee, except for payment of any outstanding cash signing bonus pursuant to clause 3(c) and payment of Salary and Bonus and the benefits in accordance with Sections 3(b) and (c) and 4(a), (c) and (d) and 5 through the effective date of termination and the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall pay the Employee an amount equal to 1.5 times the total current Salary and Bonus (which bonus shall be deemed to be fully earned). Employer shall also continue to provide benefits in accordance with Sections 3 (b), (e), (f) and 4(a), (c) and
(d) for a period of eighteen (18) months following termination. All amounts payable to the Employee pursuant to the second sentence of this Section 6(e) shall be paid in one lump-sum payment immediately upon such termination, and all options and shares of restricted stock granted to Employee prior to such date shall immediately vest.


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                     (f) For purposes of this Agreement, a "Change in Control"
shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board, which directors were not nominated by the Board immediately in place prior to such change; (ii) upon a merger or consolidation of the Company with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; (iii) the sale of 50% or more of the Company's outstanding capital stock or (iv) upon the sale of all, or substantially all, of the assets of the Company.

                     (g) The Employee may terminate his employment with the Company with or without Good Reason upon thirty (30) days written notice, which notice, in the case of a termination with Good Reason, shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the material diminution in the Employee's duties, responsibilities, reporting relationship or position, (ii) the relocation of Employee more than fifty (50) miles from the Company's New York headquarters or (iii) any material breach of this Agreement by the Company. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. In the event of a termination with Good Reason, the Employee shall be entitled to the same payment and benefits as provided in Section 6 (c) above for a termination without cause. In the event of a termination without Good Reason, Employee shall be entitled to payment of Salary and benefits and expenses accrued under Section 3(b), (c), (d) and (e) and 4 and 5 through the effective date of termination by Employee, and shall receive his Bonus within 60 days of the end of the applicable fiscal year after the effective date of termination in respect of any fiscal year completed prior to such date or a pro rata bonus in respect of a fiscal year partly completed at such date and shall have the duties and obligations in Section 7.

                     (h) In the event that this Agreement, is not renewed, or the Employee terminates without Good Reason or the Agreement is terminated pursuant to clause 6(b)(ii), the Company may either waive the provisions of
Section 7(b) or pay Salary and benefits under Section 3(b) and (c), (d) and (e) and 4(a), (c) and (d) to the Employee during the term of the non-compete provision of Section 7(b).

                     (i) Notwithstanding anything to the contrary contained in this Agreement, in the event Employee terminates without Good Reason at any time after October 14, 2004, or notice is given that the employment will not be renewed pursuant to clause 1, Employee may return to his former position at Employer's wholly owned subsidiary, Take2 Europe, under the terms and conditions of the employment agreement attached hereto as Exhibit A. In such event, 30,000 options which have not vested at that time shall vest and become immediately exercisable, in addition to the 25,000 options that vest on October 14, 2004 (provided that the balance of the unvested options and any unvested restricted stock granted pursuant to this Agreement shall lapse) and Employee shall be entitled to an additional $100,000 of annual salary and an annual option grant of 30,000 shares under the terms of such employment agreement attached hereto as Exhibit A.


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                  7. Confidentiality; Non-competition.

                     (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment. Nothing contained herein shall prohibit Employee from disclosing confidential information if it is required by applicable law, court order or government or regulatory body.

                     (b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, lender partner, stockholder, joint venturer, employee or consultant) competitive with the Company's business activities.

                     (c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee or the Company directly or indirectly, disparage the commercial, business or financial reputation of the other. Notwithstanding the foregoing, Employee may own up to 5% of the capital stock of any company that competes with Employer that is listed on a recognized national securities exchange.

                     (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.


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                     (e) Upon the termination of the Employee's employment for
any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

                     (f) (i) The Employee agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the course of his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company and are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company;
(b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

                         (ii) If any Invention is described in a patent
application or is disclosed to third parties, directly or indirectly, by the Employee within one year after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

                         (iii) The Employee agrees that he will not assert any
rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                     (g) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

                     (h) The parties hereto hereby acknowledge and agree that
(i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.


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                     (i) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

                     (j) Each of the rights and remedies enumerated in Section 7(h) and 7(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                     (k) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                     (l) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

                  8. General. This Agreement is further governed by the following provisions:

                     (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

                  To the Employer:

                           Take Two Interactive Software, Inc.
                           622 Broadway
                                    NEW YORK, NEW YORK 10012

                  To the Employee:

                           Gary Lewis
                           Take-Two Interactive Software, Inc.
                           622 Broadway
                           New York, NY 10012


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                     (b) Parties in Interest. Neither the Employee nor the
Company may delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                     (c) Entire Agreement. Except for the terms of any option or share grant, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer (including the Letter Agreement) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

                     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election.

                     (e) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

                     (f) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                     (g) Costs. The Company shall pay the reasonable costs associated with professional, legal and tax advice incurred by Employee with respect to this Agreement.







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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.

                           TAKE TWO INTERACTIVE SOFTWARE, INC.


                                      By:  /s/ Richard Roedel
                                         ---------------------------------
                                           Name: Richard Roedel
                                           Title: Chief Executive Officer




                                           /s/ Gary Lewis
                                         ---------------------------------
                                           Gary Lewis


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